Exhibit 4.4

FORM OF

PACIFIC DRILLING S.A.

2011 OMNIBUS STOCK INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

Upon the recommendation of your employer, Pacific Drilling Services, Inc., Pacific Drilling S.A. (the “Company”) hereby grants you (the “Optionee”) the following option (the “Option”) to purchase shares representing the Company’s share capital (“Shares”). The terms and conditions of this Option are set forth in this notice below, as well as in the attached stock option agreement (the “Stock Option Agreement”) and the Pacific Drilling S.A. 2011 Omnibus Stock Incentive Plan (the “Plan”), both of which are attached to and made a part of this document.

Date of Grant:	[ ]

Name of Optionee:	[ ]

Number of Option Shares:	[ ]

Exercise Price per Share:	$[ ]

Type of Option:	Non-Qualified Stock Option

Vesting Schedule:

By signing this document, you acknowledge receipt of a copy of the Plan, and agree that (a) you have carefully read, fully understand and agree to all of the terms and conditions described in the attached Stock Option Agreement, the Plan document and “Notice of Exercise and Common Stock Purchase Agreement” (the “Exercise Notice”); (b) you hereby make the purchaser’s investment representations contained in the Exercise Notice with respect to the grant of this Option; (c) you understand and agree that the Plan, Stock Option Agreement, and Notice, including its cover sheet and attachments, constitutes the entire understanding between you and the Company regarding this Option, and that any prior agreements, commitments or negotiations concerning this Option are replaced and superseded; (d) you have been given an opportunity to consult your own legal and tax counsel with respect to all matters relating to this Option prior to signing this cover sheet and that you have either consulted such counsel or voluntarily declined to consult such counsel and (e) any tax liability or other adverse tax consequences to you resulting from the grant, vesting or exercise of the Option will be the responsibility of, and will be borne entirely by, you.

[NAME]	Pacific Drilling S.A. Société Anonyme 37, rue d’Anvers L-1130 Luxembourg

Date:
By:

Title:
Date:

Pacific Drilling S.A.

Notice of Stock Option Grant

PACIFIC DRILLING S.A.

2011 OMNIBUS STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

SECTION 1.      KIND OF OPTION.

This Option is intended to be either an incentive stock option intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (an “ISO”) or a non-statutory option (an “NSO”), which is not intended to meet the requirements of an ISO, as indicated in the Notice of Stock Option Grant. Even if this Option is designated as an ISO, it shall be deemed to be an NSO to the extent required by the $100,000 annual limitation under Section 422(d) of the Code.

SECTION 2.      VESTING.

Subject to the terms and conditions of the Plan and this Stock Option Agreement (the “Agreement”), your Option will be exercisable with respect to the Shares underlying the Option that have become vested in accordance with the schedule set forth in the Notice of Stock Option Grant. If your Option is granted in consideration of your service as an employee or a consultant, subject to any terms and conditions relating to a Change in Control as set forth in the Plan or the Notice of Stock Option Grant, after your service as an employee or a consultant terminates for any reason, vesting of your Shares subject to such Option immediately stops and such Option expires immediately as to the number of Shares that are not vested as of the date your service as an employee or a consultant terminates. If your Option is granted in consideration of your service as an Independent Director, after your service as an Independent Director terminates for any reason, vesting of your Shares subject to such Option immediately stops and such Option expires immediately as to the number of Shares that are not vested as of the date your service as an Independent Director terminates.

SECTION 3.      TERM.

Your Option will expire in any event on the tenth (10th) anniversary of the Date of Grant; provided, however, that if your Option is an ISO it will expire five (5) years after the Date of Grant if, as of the date Date of Grant, you own more than 10% of the voting stock (i.e., you are a “Ten-Percent Shareholder”) of the Company (such date of expiration, the “Expiration Date”). Also, your Option will expire earlier if your service terminates, as described below in Section 4.

SECTION 4.      REGULAR TERMINATION.

(a) If your service terminates for any reason except death, the vested portion of your Option will expire on the 90th day after your termination of service. Except as otherwise provided under this Agreement, during that 90-day period, you may exercise the portion of your Option that was vested on your termination date. Notwithstanding the foregoing, the Option may not be exercised after the Expiration Date determined under Section 3 above.

(b) If you die while in service with the Company, the vested portion of your Option will expire on the six-month anniversary of the date of your death. During that six-month period, your estate, legatees or heirs may exercise that portion of your Option that was vested on the date of your death. Notwithstanding the foregoing, the Option may not be exercised after the Expiration Date determined under Section 3 above.

SECTION 5.      EXERCISING YOUR OPTION.

To exercise your Option, you must execute the Notice of Exercise and Common Stock Purchase Agreement (the “Exercise Notice”), attached as Exhibit A. You must submit the Exercise Notice, together with full payment, to the Company. Your exercise will be effective when both the Exercise Notice and full payment of the Exercise Price plus the amount of any Federal, state, local or foreign income or employment taxes required to be withheld is received by the Company. If someone else wants to exercise your Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so. If determined by the Committee in its sole discretion, in order to facilitate the delivery of Shares pursuant to the exercise of your Option, the execution of the exercise of your option (including, without limitation, the delivery to you of Shares pursuant to such exercise) may be delayed until an exercise date specified by the Committee, which shall in no event be later than such date as is as soon as reasonably practicable following the next regularly scheduled meeting of the Board following receipt of your Exercise Notice and applicable payment.

SECTION 6.      PAYMENT FORMS.

When you exercise your Option, you must either include payment of the Exercise Price for the Shares you are purchasing plus any Federal, state, local and foreign income and employment taxes required to be withheld in cash or instruct the Company to withhold a portion of the Shares to be acquired by exercise of the Option with a Fair Market Value equal to the Exercise Price plus any Federal, state, local and foreign income and employment taxes required to be withheld. The Board may permit such other payment forms as it deems appropriate, subject to applicable laws, regulations and rules.

SECTION 7.      TAX WITHHOLDING AND REPORTING.

(a) You will not be allowed to exercise this Option unless you pay, or make acceptable arrangements to pay, any taxes required to be withheld as a result of the Option exercise. You hereby authorize withholding from payroll or any other payment due to you from the Company or any Affiliate (including, without limitations, amounts due in respect of your exercise of the Option if the Company determines to settle the Option in cash upon your exercise of the Option pursuant to Section 8 below) or your employer to satisfy any such withholding tax obligation. You may also, subject to and pursuant to procedures described under Section 6, and at the sole and plenary discretion of the Committee, pay all or part of your withholding obligation by using any Shares that you own.

(b) If you sell or otherwise dispose of any of the Shares acquired pursuant to an ISO on or before the later of (i) two years after the grant date, or (ii) one year after the exercise date, you shall immediately notify the Company in writing of such disposition.

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SECTION 8.      RESALE RESTRICTIONS/MARKET STAND-OFF.

In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the U.S. Securities Act of 1933, as amended, including the Company’s initial public offering, you may be prohibited from engaging in any transaction with respect to any of the Company’s Shares without the prior written consent of the Company or its underwriters for a period of time communicated to you by the Company.

SECTION 9.      TRANSFER OF OPTION.

Prior to your death, only you may exercise this Option. Unless otherwise permitted by the Board or the Committee, this Option and the rights and privileges conferred hereby cannot be sold, pledged or otherwise transferred (whether by operation of law or otherwise) and shall not be subject to sale under execution, pledge, attachment, levy or similar process. For instance, you may not sell this Option or use it as security for a loan. if you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will.

SECTION 10.      RETENTION RIGHTS.

This Agreement does not give you the right to be retained by the Company or its Affiliates in any capacity. The Company and its Affiliates reserves the right to terminate your service at any time and for any reason without thereby incurring any liability to you.

SECTION 11.      STOCKHOLDER RIGHTS.

Neither you nor your estate or heirs have any rights as a shareholder of the Company until the Shares acquired upon exercise of this Option are registered in the Company’s share register in your name or, if the shares are held through a central depositary, in an account opened in your name with a broker. No adjustments are made for dividends or other rights if the applicable record date occurs before the Shares are registered in your name, your stock certificate is issued. Prior to the consummation of any initial public offering of Shares by the Company, as a condition of delivery of Shares pursuant to your exercise of this Option, you shall be required to execute, as a condition of delivery of such Shares, a Shareholder’s agreement in a form approved by the Committee (the “Shareholder’s Agreement”). The Shareholder’s Agreement may contain (i) restrictions on your transfer and sale of such Units, (ii) obligations for you to sell such Units in connection with a sale of interests in the Company or its affiliates and (iii) such other restrictions and obligations as the Committee determines, in its sole discretion, to impose, all of which will be applicable prior to the consummation of any initial public offering of Shares by the Company. If you fail to execute such Shareholder’s Agreement within the deadline established by the Committee therefor, your exercise shall be immediately cancelled and of no further effect.

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SECTION 12.      LEGENDS.

You agree that the Shares which you may acquire by exercising this Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal, state, or foreign securities laws. You also agree that (i) the Company may refuse to register the transfer of the Shares purchased under this Option on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and (ii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Shares purchased under this Option.

SECTION 13.      TAX DISCLAIMER.

You agree that you are responsible for consulting your own tax advisor as to the tax consequences associated with your Option. The tax rules governing options are complex, change frequently and depend on the individual taxpayer’s situation. In addition, options granted at a discount from fair market value may be considered “deferred compensation” subject to adverse tax consequences under new Section 409A of the Code. The Board has made a good faith determination that the exercise price per share of the Option is not less than the fair market value of the Shares underlying your Option on the Date of Grant. It is possible, however, that the Internal Revenue Service could later challenge that determination and assert that the fair market value of the Shares underlying your Option was greater on the Date of Grant than the exercise price determined by the Board, which could result in immediate income tax upon the vesting of your Option (whether or not exercised) and a 20% tax penalty, as well as the loss of incentive stock option status (if applicable). The Company gives no assurance that such adverse tax consequences will not occur and specifically assumes no responsibility therefor.

By accepting this Option, you acknowledge that any tax liability or other adverse tax consequences to you resulting from the grant, vesting or exercise of the Option will be the responsibility of, and will be borne entirely by, you. YOU ARE THEREFORE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR BEFORE ACCEPTING THE GRANT OF THIS OPTION.

SECTION 14.      THE PLAN AND OTHER AGREEMENTS.

The text of the Plan is incorporated in this Agreement by reference. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan. The Notice of Stock Option Grant, this Agreement, including its attachments, and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded. To the extent the terms of the Notice of Stock Option Grant or this Agreement conflict with the terms of the Plan, the terms of the Notice of Stock Option Grant and this Agreement shall prevail.

SECTION 15.      MISCELLANEOUS PROVISIONS.

(a) You understand and acknowledge that (i) the Plan is entirely discretionary, (ii) the Company and your employer have reserved the right to amend, suspend or terminate the Plan at any time, (iii) the grant of an option does not in any way create any contractual or other right to receive additional grants of options (or benefits in lieu of options) at any time or in any amount and (iv) all determinations with respect to any additional grants, including (without limitation) the times when options will be granted, the number of Shares offered, the Exercise Price and the vesting schedule, will be at the sole discretion of the Company.

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(b) The value of this Option shall be an extraordinary item of compensation outside the scope of your employment contract, if any, and shall not be considered a part of your normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

(c) You understand and acknowledge that participation in the Plan ceases upon termination of your service for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement.

(d) You hereby authorize and direct your employer to disclose to the Company or any Subsidiary any information regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, as your employer deems necessary or appropriate to facilitate the administration of the Plan.

SECTION 16.      APPLICABLE LAW.

This Agreement will be interpreted and enforced under the laws of the State of New York (without regard to their choice of law provisions).

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EXHIBIT A

PACIFIC DRILLING S.A.

2011 OMNIBUS STOCK INCENTIVE PLAN

NOTICE OF EXERCISE AND COMMON STOCK PURCHASE AGREEMENT

This notice of exercise and common stock purchase agreement is dated as of             ,        , between Pacific Drilling S.A. (the “Company”), and             (“Purchaser”) (the “Exercise Notice”).

WITNESSETH:

WHEREAS, the Company granted to Purchaser a stock option (the “Option”) on             (the “Date of Grant”) pursuant to a notice of stock option grant (the “Notice of Stock Option Grant”) and a stock option agreement (the “Option Agreement”) under which Purchaser has the right to purchase up to [                ] shares of the Company’s share capital (the “Option Shares”); and

WHEREAS, the Option is exercisable with respect to certain of the Option Shares as of the date hereof; and

WHEREAS, pursuant to the Option Agreement, Purchaser desires to purchase shares of the Company as herein described, on the terms and conditions set forth in this Exercise Notice, the Option Agreement and the Pacific Drilling S.A. 2011 Omnibus Stock Incentive Plan (the “Plan”). Certain capitalized terms used in this Exercise Notice and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

NOW, THEREFORE, it is agreed between the parties as follows:

SECTION 1.      PURCHASE OF SHARES.

(a) Pursuant to the terms of the Option Agreement, Purchaser hereby notifies the Company of its desire to purchase from the Company                 shares representing the Company’s share capital (the “Common Stock”) for the Exercise Price per share specified in the Notice of Stock Option Grant plus any Federal, state, local and foreign income and employment taxes required to be withheld, payable either (i) by personal check, cashier’s check, money order, (ii) by instructing the Company to withhold a portion of the Shares to be acquired by exercise of the Option with a Fair Market Value equal to the Exercise Price plus any Federal, state, local and foreign income and employment taxes required to be withheld or (iii) otherwise as permitted by the Option Agreement. Payment shall he delivered at the Closing, as such term is defined below.

(b) The closing (the “Closing”) under this Exercise Notice shall occur at the offices of the Company as of the date hereof, or such other time and place as may be designated by the Company (the “Closing Date”).

SECTION 2.      LEGEND OF SHARES.

Purchaser agrees that the Shares which Purchaser may acquire by exercising this Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws. Purchaser also agrees that (i) the Company may refuse to register the transfer of the Shares purchased under this Option on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and (ii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Shares purchased under this Option.

SECTION 3.      PURCHASER’S INVESTMENT REPRESENTATIONS.

By executing this Exercise Notice, the Purchaser hereby acknowledges, represents, warrants and agrees as follows:

(a) This Exercise Notice is made with Purchaser in reliance upon Purchaser’s representation to the Company, which by Purchaser’s acceptance hereof Purchaser confirms, that the Common Stock which Purchaser will receive will be acquired with Purchaser’s own funds for investment for an indefinite period for Purchaser’s own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting participation in, or otherwise distributing the same, but subject, nevertheless, to any requirement of law that the disposition of Purchaser’s property shall at all times be within Purchaser’s control. By executing this Exercise Notice, Purchaser further represents that Purchaser does not have any contract, understanding or agreement with any person to sell, transfer, or grant participation to such person or to any third person, with respect to any of the Common Stock.

(b) Purchaser understands that the Common Stock may not be registered or qualified under applicable U.S. federal, state or foreign securities laws on the ground that the sale provided for in this Exercise Notice is exempt from registration or qualification under applicable U.S. federal, state or foreign securities laws and that the Company’s reliance on such exemption is predicated on Purchaser’s representations set forth herein.

(c) In no event shall Purchaser make a disposition of any of the Common Stock (including a disposition under Section 3 of this Exercise Notice) prior to such date as the Plan and Common Stock thereunder are covered by a valid Form S-8 or similar U.S. federal registration statement, unless and until (i) Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition and (ii) Purchaser shall have furnished the Company with an opinion of counsel satisfactory to the Company to the effect that (A) such disposition will not require registration or qualification of such Common Stock under applicable U.S. federal or state or foreign securities laws or (B) appropriate action necessary for compliance with the applicable U.S. federal, state or foreign securities laws has been taken or (iii) the Company shall have waived, expressly and in writing, its rights under clauses (i) and (ii) of this Subsection.

(d) With respect to a transaction occurring prior to such date as the Plan and Common Stock thereunder are covered by a valid Form S-8 or similar U.S. federal registration statement, this Subsection shall apply unless the transaction is covered by an exemption. In connection with the investment representations made herein, Purchaser represents that Purchaser: (i) is able to fend for himself or herself in the transactions contemplated by this Exercise Notice, (ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Purchaser’s investment, (iii) has the ability to bear the economic risks of Purchaser’s investment, (iv) has been furnished with and has had access to such information as would be made available in the form of a registration statement together with such other information regarding the Company and the Shares as the Purchaser has requested in connection with making its investment decision and such additional information as is necessary to verify the accuracy of the information supplied and (v) has been afforded an opportunity to ask questions concerning the Company, the Shares and Purchaser’s investment and has had all such questions answered to its satisfaction by the Company.

(e) Purchaser understands that if the Company has not registered the Common Stock with the U.S. Securities and Exchange Commission pursuant to section 12 of the U.S. Securities Exchange Act of 1934, as amended, or if a registration statement covering the Common Stock (or a filing pursuant to the exemption from registration under Regulation A of the Securities Act) under the Securities Act is not in effect when Purchaser desires to sell the Common Stock, Purchaser may be required to hold the Common Stock for an indeterminate period. Purchaser also acknowledges that Purchaser understands that any sale of the Common Stock which might be made by Purchaser in reliance upon Rule 144 under the Securities Act may be made only in limited amounts in accordance with the terms and conditions of that Rule.

SECTION 4.      NO DUTY TO TRANSFER IN VIOLATION OF THIS EXERCISE NOTICE.

The Company shall not be required (a) to transfer on its books any Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Exercise Notice or (b) to treat as owner of such Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Shares shall have been so transferred.

SECTION 5.      RIGHTS OF PURCHASER.

(a) Except as otherwise provided herein, Purchaser shall, during the term of this Exercise Notice, exercise all rights and privileges of a shareholder of the Company with respect to the Common Stock.

(b) Nothing in this Exercise Notice shall be construed as a right by Purchaser to be retained by the Company or its Affiliates in any capacity. The Company reserves the right to terminate Purchaser’s service at any time and for any reason without thereby incurring any liability to Purchaser.

SECTION 6.      RESALE RESTRICTIONS/MARKET STAND-OFF.

Purchaser hereby agrees that in connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s initial public offering, Purchaser shall not, directly or indirectly, engage in any transaction prohibited by the underwriter, or sell, make any short sale of, contract to sell, transfer the economic risk of ownership in, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or agree to engage in any of the foregoing transactions with respect to any Shares without the prior written consent of the Company or its underwriters, for such period of time after the effective date of such registration statement as may be requested by the Company or such underwriters. To enforce the provisions of this Section, the Company may impose stop-transfer instructions with respect to the Shares until the end of the applicable stand-off period.

SECTION 7.      OTHER NECESSARY ACTIONS.

The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Exercise Notice.

SECTION 8.      NOTICE.

Any notice required or permitted under this Exercise Notice shall be given in writing and shall be deemed effectively given upon the earliest of personal delivery, receipt or the third full day following deposit in the United States Post Office with postage and fees prepaid, addressed to the other party hereto at the address last known or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

SECTION 9.      SUCCESSORS AND ASSIGNS.

This Exercise Notice shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Purchaser and Purchaser’s heirs, executors, administrators, successors and assigns.

SECTION 10.      WAIVER.

No waiver of any breach or condition of this Exercise Notice shall be deemed to be a waiver of any other or subsequent breach or condition, whether of a like or different nature.

SECTION 11.      APPLICABLE LAW.

This Exercise Notice shall be governed by, and construed in accordance with, the laws of the State of New York, as such laws are applied to contracts entered into and performed in such state.

SECTION 12.      NO ORAL MODIFICATION.

No modification of this Exercise Notice shall be valid unless made in writing and signed by the parties hereto.

SECTION 13.      ENTIRE AGREEMENT.

This Exercise Notice, the Option Agreement and the Plan constitute the entire complete and final agreement between the parties hereto with regard to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Exercise Notice as of the day and year first above written.

Pacific Drilling S.A. Société Anonyme 37, rue d’Anvers L-1130 Luxembourg	(Purchaser)
Signature

By:

Title:

ANNEX I

ACKNOWLEDGMENT OF AND AGREEMENT TO BE BOUND

BY THE NOTICE OF EXERCISE AND COMMON STOCK PURCHASE AGREEMENT

OF

PACIFIC DRILLING S.A.

The undersigned, as transferee of shares of Pacific Drilling S.A. hereby acknowledges that he or she has read and reviewed the terms of the Notice of Exercise and Common Stock Purchase Agreement of Pacific Drilling S.A. and hereby agrees to be bound by the terms and conditions thereof, as if the undersigned had executed said Exercise Notice as an original party thereto.

Dated: , .
(Signature of Transferee)
(Printed Name of Transferee)

Annex I